NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES New York Stock Exchange LLC ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the entire class of Common Stock, 10.75% Series C Cumulative Redeemable Preferred Stock and 10.5% Series D Fixed Rate/Floating Rate Cumulative Redeemable Preferred Stock (collectively, 'the Securities') of Miller Energy Resources, Inc. (the 'Company') from listing and registration on the Exchange at the opening of business on September 22, 2015, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Securities are no longer suitable for continued listing and trading on the Exchange. The Exchange is taking this action because the Company fell below the continued listing standard requiring a listed company to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million. 1. Section 802.01B of the NYSE Listed Company Manual states, in part, that the Exchange will promptly delist a security of either a domestic or non-U.S. issuer when the issuer's average global market capitalization over a consecutive 30 trading-day period falls below $15 million regardless of the original standard under which the issuer listed. 2. The Exchange, on July 30, 2015, determined that the Securities should be suspended from trading after the close of trading on July 30, 2015, and directed the preparation and filing with the Commission of this application for the removal of the Securities from listing and registration on the Exchange. The Company was notified by phone on July 30, 2015 and by letter on July 31, 2015. 3. Pursuant to the above authorization, a press release was issued July 30, 2015. An announcement was made on the 'ticker' of the Exchange at the close of the trading session on July 30, 2015 and other dates of the proposed suspension of trading in the Securities. Similar information was included on the Exchange's website. Trading in the Securities were suspended at the close of trading on July 30, 2015. 4. The Company had a right to appeal to the Committee for Review (the 'Committee') of the Board of Directors of NYSE Regulation, the determination to delist the Securities, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company did not file such request within the specified time period. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.